Exhibit 99.10

CONSENT OF CASSEL SALPETER & CO., LLC

Legato Merger Corp.

777 Third Avenue 37th Floor

New York, NY 10017

Attention: Board of Directors

RE:

Proxy Statement of Legato Merger Corp. (“Legato”) / Prospectus of Algoma Steel Group Inc. (“Algoma”), which forms part of the Registration Statement on Form F-4 of Algoma (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 24, 2021, to the Board of Directors of Legato as Annex C to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and the references to our firm and our opinion, including the quotation or summarization of such opinion, in such Registration Statement, under the headings “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—The Legato Board of Directors’ Reasons for the Merger,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Opinion of Legato’s Financial Advisor,” “PROPOSAL NO. 1 – THE MERGER PROPOSAL – Background of the Merger,” “PROPOSAL NO. 1 – THE MERGER PROPOSAL – The Legato Board of Directors’ Reasons for the Approval of the Merger,” “PROPOSAL NO. 1 – THE MERGER PROPOSAL – Certain Unaudited Prospective Financial Information Regarding Algoma” and “PROPOSAL NO. 1 – THE MERGER PROPOSAL – Opinion of Legato’s Financial Advisor.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: July 6, 2021

Cassel Salpeter & Co., LLC

/s/ Cassel Salpeter & Co., LLC